Exhibit 11.1

8. Rules relating to transactions with financial instruments

Employees and service providers of SEK must comply with the Swedish Securities Markets Association’s Rules governing transactions in financial instruments undertaken by employees and service providers on own account and on behalf of closely related persons.

SEK employees are not permitted to participate in publicly organized competitions where the competitive element is based on the outcome of simulated or actual trading of financial instruments.

8.1. Inside information

Inside information is information or circumstances that have not been made public or otherwise known to the public and which is likely to significantly affect the price of financial instruments. To avoid insider trading, employees and service providers must exercise caution when buying or selling any type of security and must not use information obtained through their employment.

It is not permitted, either personally or through another party, to use inside information, to influence others to execute or refrain from executing transactions due to inside information, or to circumvent these rules by using derivatives or combinations of transferable securities or currencies.

8.2 Special reporting obligations

With respect to special reporting obligations, the Swedish Securities Markets Association’s regulation Rules governing transactions in financial instruments undertaken by employees and service providers on own account and on behalf of closely related persons applies. SEK grants exemptions from the reporting obligations relating to transactions in financial instruments by closely related persons, provided that the person subject to the transaction reporting obligation has not participated in the business decisions, whether through consultation or other means. Members of the Corporate Management, the Credit Committee and the Risk Classification Committee, along with all individuals (including consultants) working within the Financial Control, Sustainability, International Financing, Legal and Procurement, Credit, Customer Relations, Treasury and Treasury Support functions, and within the second line Non-financial Risks, Credit Risk and Capital Adequacy and Compliance functions, are subject to the special reporting obligations regarding their holdings and any changes to those holdings.

8.3 Prohibition of short-term trading and trading in financial instruments issued by SEK

Transactions involving SEK’s financial instruments are not permitted. Transactions with an intended holding period of less than one month are also not permitted. However, loss-making transactions are permitted but must be reported directly to the HR Manager.

In exceptional circumstances, such as unforeseen changes in family or living conditions, profit-making transactions with a holding period of less than one month may be permitted, provided they are approved by the HR Manager and the Head of Compliance before the transaction is executed.